TRICO BANCSHARES
PERFORMANCE AWARD GRANT NOTICE

TriCo Bancshares, a California corporation (the “Company”), pursuant to its 2019 Equity Incentive Plan (the “Plan”), hereby grants to the holder listed below (the “Participant” or “you”), a Performance Award (the “Award”). Such award shall be comprised of Performance Share Units (the “Units” or “PSUs”), each of which is a right to receive the value of one (1) share of Common Stock, on the terms and conditions set forth herein and in the Performance Award Agreement attached hereto (the “Award Agreement”) and the Plan, which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Award Agreement.

Participant:
Grant Date:
Target Number of Units:	____, subject to adjustment as provided by the Award Agreement.
Maximum Number of Units:	# which is 150% of the Target Number of Units, subject to adjustment as provided by the Award Agreement.
Performance Period:
Three years beginning ________ and ending _______ subject to Sections 7.1 and 7.2 of the Award Agreement.

*For performance periods that fall on weekends and holidays, this date will be the next business day following such date.

Performance Measure:	The difference, measured in percentage points, for the Performance Period between the Company Total Shareholder Return and the Benchmark Index Total Return, both determined in accordance with Section 2.2 of the Award Agreement.
Benchmark Index:	The KBW Regional Banking Index (Ticker Symbol ^KRX)
Relative Return Factor:
A percentage (rounded to the nearest 1/10th of 1% and not greater than 150% or less than 0%) equal to the sum of 100% plus the product of 2 multiplied by the difference (whether positive or negative) equal to (i) the Company Total Shareholder Return minus (ii) the Benchmark Index Total Return, as illustrated by Appendix A.

Vesting Date:	The “Vesting Date” is the date upon which the Committee officially determines the degree of achievement of the Performance Measure in accordance with Section 2.2 of the Award Agreement. The Vesting Date shall occur within 45 days following the final date of the Performance Period, except as otherwise provided by the Award Agreement.
Vested Units:
Provided that there has been no Termination of Continuous Service of Participant prior to the Vesting Date (except as otherwise provided by the Award Agreement), the number of Vested Units, if any (not to exceed the Maximum Number of Units), shall equal the product of (i) the Target Number of Units and (ii) the Relative Return Factor (rounded down to the nearest whole share), as illustrated by Appendix A.

Settlement Date:	For each Vested Unit, except as otherwise provided by the Award Agreement, a date occurring during the 28 day period following the Vesting Date, which date during such period shall be solely determined by the Company.

By his or her signature below or by electronic acceptance or authentication in a form authorized by the Company, the Participant agrees to be bound by the terms and conditions of the Plan, the Award Agreement and the Grant Notice. The Participant has reviewed and fully understands all provisions of the Plan, the Award Agreement, and the Grant Notice in their entirety and has had an opportunity to obtain the advice of counsel prior to executing below. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan, the Award Agreement, the Grant Notice or relating to the Units.

TRICO BANCSHARES		PARTICIPANT
By:		By:
Name:		Print Name:
Title:
Address:	63 Constitution Drive	Address:
Chico, CA 95973

ATTACHMENTS: TriCo Bancshares 2019 Equity Incentive Plan, as amended; Performance Award Agreement. The prospectus for the Plan prepared in connection with the registration with the Securities and Exchange Commission of the shares of Common Stock issuable pursuant to the Award is available in the Human Resources section of the Company’s intranet.

TRICO BANCSHARES
PERFORMANCE AWARD AGREEMENT

TriCo Bancshares (the “Company”) has granted to the Participant named in the Performance Award Grant Notice (the “Grant Notice”), to which this Performance Award Agreement (this “Award Agreement”) is attached, an Award consisting of Performance Share Units (the “Units” or “PSUs”) subject to the terms and conditions set forth in the Grant Notice and this Award Agreement. This Award has been granted pursuant to the TriCo Bancshares 2019 Equity Incentive Plan (the “Plan”), as amended, the provisions of which are incorporated herein by reference. Participant hereby understands that the shares of Common Stock issued with respect to the Award is subject to minimum holding requirements described in Section 10(f) of the Plan.
Unless otherwise defined herein or in the Grant Notice, capitalized terms shall have the meanings assigned under the Plan.
1.The Award.

The Company hereby awards to the Participant the Target Number of Units set forth in the Grant Notice, which, depending on the extent to which a Performance Goal (as described by Plan) is attained during the Performance Period, may result in the Participant earning as little as zero (0) Units or as many as the Maximum Number of Units. Subject to the terms of this Award Agreement and the Plan, each Unit, to the extent it is earned and becomes a Vested Unit, represents a right to receive on the Settlement Date one (1) share of Stock or, at the discretion of the Committee, the Fair Market Value thereof in cash. Unless and until a Unit has vested and become a Vested Unit as set forth in the Grant Notice, the Participant will have no right to settlement of such Units (including any rights with respect dividends payable with respect to the underlying shares of Common Stock). Prior to settlement of any earned and vested Units, such Units will represent an unfunded and unsecured obligation of the Company.

2.Performance Measurement.

2.1 Level of Performance Measure Attained. As soon as practicable following completion of the Performance Period, but in any event no later than the Vesting Date, the Committee shall certify in writing the level of attainment of the Performance Measure during the Performance Period, the resulting Relative Return Factor and the number of Units which have become Vested Units.

2.2 Components of Performance Measure. The components of Performance Measure shall be determined for the Performance Period in accordance with the following:

(a) “Company Total Shareholder Return” means the percentage point increase or decrease in (i) the Average Per Share Closing Price for the 30 trading day period ending on the last day of the Performance Period over (ii) the Average Per Share Closing Price for the 30 trading day period ending on the first day of the Performance Period.

(b) “Average Per Share Closing Price” means the average of the daily closing prices per share of Common Stock as reported on the Nasdaq Stock Market (or such other market on which shares of Common Stock are traded) for all trading days falling within an applicable 30 trading day period described in (a) above. The Average Per Share Closing Price shall be adjusted in each case to reflect an assumed reinvestment, as of the of applicable ex-dividend date, of all cash dividends and other cash distributions (excluding cash distributions resulting from share repurchases or redemptions by the Company) paid to shareholders during the 30 trading day period ending on the first day of the Performance Period and during the Performance Period.

(c) “Benchmark Index Total Return” means the percentage point increase or decrease in (i) the Average Closing Index Value for the 30 trading day period ending on the last day of the Performance Period over (ii) the Average Closing Index Value for the 30 trading day period ending on the first day of the Performance Period.

(d) “Average Closing Index Value” means the average of the daily closing index values of the Benchmark Index for all trading days falling within an applicable 30 trading day period described in (c) above.

3.Vesting.

3.1 Normal Vesting. Except as otherwise provided by this Award Agreement, Units shall vest and become Vested Units as provided in the Grant Notice.

3.2 Vesting Upon a Change in Control. In the event of a Change in Control, vesting shall be determined in accordance with Section 7.1.

3.3 Vesting Upon Involuntary Termination Following a Change in Control. In the event that upon or within twelve (12) months following the effective date of a Change in Control, the Participant’s Continuous Service terminates due to Involuntary Termination, then vesting shall be determined in accordance with Section 7.2.

3.4 No Vesting on Termination of Continuous Service. In the event that a Participant’s Continuous Service with the Company terminates for any reason prior to the Vesting Date, with or without Cause, other than as described in Section 3.2 or 3.3, the Participant shall forfeit and the Company shall automatically reacquire all Units which are not, as of the time of such termination, Vested Units, and the Participant shall not be entitled to any payment therefor.

3.5 Definitions. The following terms shall have the meanings set forth below:

(a) “Termination of Continuous Service” means that the Participant’s Continuous Service with the Company is terminated and the Participant actually separates from service with the Company and does not continue in his or her prior capacity. Termination of Continuous Service does not include the Participant’s military leave, sick leave or other bona fide leave of absence (such as temporary employment with the government) if the period of leave does not exceed six months, or if longer, so long as his right to reemployment with the Company is provided either in contract or by statute. Notwithstanding the foregoing, Participant’s Continuous Service shall be deemed to have terminated, and Participant shall have suffered an Termination of Continuous Service (except as provided in clause (ii) of the last sentence of this definition), when the Parties reasonably anticipate that Participant will have a permanent reduction in the level of bona fide services provided to the Company, to a level of service that is less than fifty percent (50%) of the average level of bona fide services provided by Participant to the Company in the immediately preceding thirty-six (36) month period. Notwithstanding anything to the contrary, the term “Termination of Continuous Service” shall (i), except as provided in clause (ii) of this sentence, be construed in accordance with Code Section 409A, together with regulations and guidance promulgated thereunder, as amended from time to time, (ii) not be deemed to occur if a Participant (A) who is an Employees, ceases to be an Employee and simultaneously becomes a Director; (B) who is a Director, ceases to be a Director and simultaneously becomes and Employee, and (C) who is both an Employee and a Director ceases to be an Employee, but continues to provide services as a Director, or ceases to provide services as Director, but continues to provide services as an Employee (in which event, Termination of Continuous Service shall be determined based on Participant’s cessation of Continuous Service as a Director or Employee (whichever is later), as applicable), and (iii) not be deemed to occur solely because a Participant who is (A) an Employee ceases to be an Employee and simultaneously becomes a Consultant or (B) a Consultant ceases to be a Consultant and simulates becomes an Employee.

(b) “Involuntary Termination” means that a Participant experiences a Termination of Continuous Service by the Company without Cause or by the Participant for “Good Reason”.

(c) Termination of Continuous Service for “Cause” means Termination of Continuous Service of the Participant by reason of any of the following:

(i) A termination “for cause”, as such term may be defined in any written employment or consulting agreement (or similar agreement) entered into by and between the Company and the Participant;

(ii) A material breach of the Participant’s written employment or consulting agreement (or similar agreement) entered into by and between the Company and the Participant;

(iii) A material violation of any written policies or procedures of Company;

(iv) A breach of duty of loyalty to the Company;

(v) The Participant engages in any activity that brings disrepute or discredit on Company;

(iv) The Participant commits any act which is unlawful or materially detrimental to the business and affairs of Company;

(vii) The Participant commits any act of fraud, theft or embezzlement or other abuse of the property, information or funds of Company; or

(viii) The Participant is convicted of any felony or a crime involving deceit, moral turpitude or fraud.

(d) The Participant’s Termination of Continuous Service for “Good Reason” means Participant experiences any of the following (without Participant’s consent):

(i) a material diminution in the Participant’s base compensation;

(ii) a material diminution in the Participant’s authority, duties, or responsibilities;

(iii) a material change (of at least 50 miles) in geographic location at which the Participant must perform the services; or

(iv) any other action or inaction that constitutes a material breach of the terms of an applicable employment or consulting agreement (or similar agreement).

If Participant wishes to resign for Good Reason, (A) the Participant must provide the Company with a written notice describing the event which is giving rise to such right, which notice must be delivered to the Company no later than 60 days following the first occurrence of such event; (B) the Company must fail to cure such condition within 30 days of receipt of such notice and (C) Participant must resign within 30 days of the expiration of such cure period.

4.Settlement of the Award.

4.1 Issuance of Shares of Common Stock or Cash Equivalent. Subject to the provisions of Section 4.3 and Section 5 below, the Company shall issue to the Participant on the Settlement Date with respect to each Vested Unit to be settled on such date one (1) share of Common Stock. Shares of Common Stock issued in settlement of Vested Units shall not be subject to any restriction on transfer other than any such restriction as may be required pursuant to Section 4.3 or provided for in Section 10(f) of the Plan. At the discretion of the Committee, payment with respect to all or any portion of the Vested Units may be made in a lump sum cash payment in an amount equal to the Fair Market Value, determined as of the Settlement Date, of the shares of Common Stock or other securities or property otherwise issuable in settlement of such Vested Units.

4.2 Beneficial Ownership of Shares; Certificate Registration. The Participant hereby authorizes the Company, in its sole discretion, to deposit for the benefit of the Participant with a Company-designated brokerage firm or, at the Company’s discretion, any other broker with which the Participant has an account relationship of which the Company has notice any or all shares of Common Stock acquired by the Participant pursuant to the settlement of the Award. Except as provided by the preceding sentence, a certificate for the shares of Common Stock as to which the Award is settled shall be registered in the name of the Participant, or, if applicable, in the names of the Participant’s heirs.

4.3 Restrictions on Grant of the Award and Issuance of Shares. The grant of the Award and issuance of shares of Common Stock upon settlement of the Award shall be subject to compliance with all applicable requirements of U.S. federal or state law with respect to such securities. No shares of Common Stock may be issued hereunder if the issuance of such shares of Common Stock would constitute a violation of any applicable U.S. federal or state securities laws or other laws or regulations or the requirements of any stock exchange or market system upon which the Common Stock may then be listed. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance of any shares of Common Stock subject to the Award shall relieve the Company of any liability in respect of the failure to issue such shares of Common Stock as to which such requisite authority shall not have been obtained. As a condition to the settlement of the Award, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company. Further, regardless of whether the transfer or issuance of the shares of Common Stock to be issued pursuant to the Units has been registered under the Securities Act or has been registered or qualified under the securities laws of any State, the Company may impose additional restrictions upon the sale, pledge, or other transfer of the shares of Common Stock (including the placement of appropriate legends on stock certificates and the issuance of stop-transfer instructions to the Company’s transfer agent) if, in the judgment of the Company and the Company’s counsel, such restrictions are necessary in order to achieve compliance with the provisions of the Securities Act, the securities laws of any State, or any other law.

4.4 Fractional Shares. The Company shall not be required to issue fractional shares of Common Stock upon the settlement of the Award.

5.Tax Withholding and Advice.

5.1 In General. Subject to Section 5.2, at the time the Grant Notice is executed, or at any time thereafter as requested by the Company, the Participant hereby authorizes withholding from payroll and any other amounts payable to the Participant, and otherwise agrees to make adequate provision for, any sums required to satisfy the U.S. federal, state, and local taxes required by law to be withheld with respect to any taxable event arising as a result of the Participant’s participation in the Plan (referred to herein as “Tax-Related Items”).

5.2 Withholding of Taxes. The Company or any Affiliate, as appropriate, shall have the authority and the right to deduct or withhold, or require the Participant to remit an amount sufficient to satisfy applicable Tax-Related Items or to take such other action as may be reasonably necessary to satisfy such Tax-Related Items. In this regard, the Participant authorizes the Company and any Affiliate, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(a) withholding from the Participant’s wages or other cash compensation paid to the Participant; or

(b) withholding from proceeds of the sale of shares of Common Stock acquired upon vesting and settlement of the Units, either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization); or

(c) withholding in shares of Common Stock to be issued upon vesting and settlement of the Units; or

(d) direct payment from the Participant.

The Company does not have any duty or obligation to minimize the Participant’s liability for Tax-Related Items arising from the Award, and, will not be liable to the Participant for any Tax-Related Items arising in connection with the Award. Finally, the Participant shall pay any amount of Tax-Related Items that the Company or any Affiliate may be required to withhold as a result of his or her participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares of Common Stock that may be issued in connection with the settlement of the Units if the Participant fails to comply with his or her Tax-Related Items obligations.

5.3 Tax Advice. The Participant represents, warrants and acknowledges that the Company has made no warranties or representations to the Participant with respect to the income tax consequences of the transactions contemplated by this Award Agreement, and the Participant is in no manner relying on the Company or the Company’s representatives for an assessment of such tax consequences. THE PARTICIPANT UNDERSTANDS THAT THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. THE PARTICIPANT SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE UNITS. NOTHING STATED HEREIN IS INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING TAXPAYER PENALTIES.

6.Authorization to Release Necessary Personal Information.

The Participant hereby authorizes and directs the Participant’s service recipient to collect, use and transfer in electronic or other form, any personal information (the “Data”), the nature and amount of the Participant’s compensation and the fact and conditions of the Participant’s participation in the Plan (including, but not limited to, the Participant’s name, home address, telephone number, date of birth, social security number, salary, job title, number of shares of Common Stock held and the details of all Units or any other entitlement to shares of Common Stock awarded, cancelled, exercised, vested, unvested or outstanding) for the purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that the Data may be transferred to the Company or any Affiliate, or to any third parties assisting in the implementation, administration and management of the Plan, including any requisite transfer to a brokerage firm or other third party assisting with administration of the Award or with whom shares of Common Stock acquired upon settlement of this Award or cash from the sale of such shares of Common Stock may be deposited. Furthermore, the Participant acknowledges and understands that the transfer of the Data to the Company or any Affiliate, or to any third parties is necessary for Participant’s participation in the Plan. The Participant may at any time withdraw the consents herein, by contacting the Company’s stock administration department in writing. The Participant further acknowledges that withdrawal of consent may affect the Participant’s ability to realize benefits from the Award, and the Participant’s ability to participate in the Plan.

7.Change in Control.

In the event of a Change in Control, this Section 7 shall determine the treatment of the Units which have not otherwise become Vested Units.

7.1 Effect of Change in Control on Award. In the event of a Change in Control which occurs more than 12 months following the Grant Date, the Performance Period shall end on the day immediately preceding the Change in Control (the “Adjusted Performance Period”). The number and vesting of Units shall be determined for the Adjusted Performance Period in accordance with the following:

(a) Vested Units. In the Committee’s determination of the number of Vested Units for the Adjusted Performance Period, the following modifications shall be made to the components of the Relative Return Factor:

(i) The Company Total Shareholder Return shall be determined as provided by Section 2.2, except that the Average Per Share Closing Price for the thirty (30) trading day period ending on the last day of the Adjusted Performance Period shall be replaced with the price per share of Common Stock to be paid to the holder thereof in accordance with the definitive agreement governing the transaction constituting the Change in Control (or, in the absence of such agreement, the closing price per share of Common Stock as reported on the Nasdaq Stock Market for the last trading day of the Adjusted Performance Period), adjusted to reflect an assumed reinvestment, as of the applicable ex-dividend date, of all cash dividends and other cash distributions (excluding cash distributions resulting from share repurchases or redemptions by the Company) paid to shareholders during the Adjusted Performance Period, as illustrated in Section 2.2.

(ii) The Benchmark Index Total Return shall be determined as provided by Section 2.2, except that for the purposes of clause (a) thereof, the Average Closing Index Value shall be determined for the 30 trading day period ending on the last day of the Adjusted Performance Period.

(b) Vested Units. As of the last day of the Adjusted Performance Period and provided that the Participant has not Termination of Continuous Service prior to such date, a portion of the Units determined in accordance with Section 7.1(a) shall become Vested Units (the “Accelerated Units”), with such portion determined by multiplying the total number of Units by a fraction, the numerator of which equals the number of days contained in the Adjusted Performance Period and the denominator of which equals the number of days contained in the original Performance Period determined without regard to this Section. The Accelerated Units shall be settled in accordance Section 4 immediately prior to the consummation of the Change in Control.

7.2 Involuntary Termination Following Change in Control. If Section 7.1 does not apply, in the event that upon or within twelve (12) months following the effective date of the Change in Control (but no earlier than the twelve month anniversary of the Grant Date), the Participant experiences an Involuntary Termination, the Units determined in accordance with Section 7.1(a) (as if Section 7.1 applied) shall be deemed Vested Units effective as of the date of the Participant’s Involuntary Termination and shall be settled in accordance with Section 4, treating the date of the Participant’s Termination of Continuous Service as the Vesting Date, provided that payment for each Vested Unit shall be made in the amount and in the form of the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a share of Common Stock on the effective date of the Change in Control was entitled (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock).

7.3 Internal Revenue Code Section 280G. Notwithstanding any provision of this Award Agreement to the contrary, in the event that it would be more likely than not that all or a portion of any benefit payment under this Award Agreement, alone or together with any other compensation or benefit payable to Participant, will be a non-deductible expense to the Company by reason of Code Section 280G, the Company shall reduce, but not less that zero, the benefits payable under this Award Agreement or the Plan as necessary to avoid the application of Section 280G.

8.Adjustments for Changes in Capital Structure.

The number of Units awarded pursuant to this Award Agreement is subject to adjustment as provided in Section 11(a) of the Plan and otherwise is subject to Section 11(c) of the Plan, to the extent such section does not contradict Section 7 of this Award Agreement. Upon the occurrence of an event described in Plan Section 11(a), any and all new, substituted or additional securities or other property to which a holder of a share issuable in settlement of the Award would be entitled shall be immediately subject to the Award Agreement and included within the meaning of the terms “shares of Common Stock” for all purposes of the Award. The Participant shall be notified of such adjustments and such adjustments shall be binding upon the Company and the Participant.

9.No Entitlement or claims for compensation.

9.1 The Participant’s rights, if any, in respect of or in connection with the Units are derived solely from the discretionary decision of the Company to permit the Participant to participate in the Plan and to benefit from a discretionary Award. By accepting the Units, the Participant expressly acknowledges that there is no obligation on the part of the Company to continue the Plan and/or grant any additional Units or other Awards to the Participant. The Units are not intended to be compensation of a continuing or recurring nature, or part of the Participant’s normal or expected compensation, and in no way represents any portion of the Participant’s salary, compensation, or other remuneration for purposes of pension benefits, severance, redundancy, resignation or any other purpose.

9.2 Neither the Plan nor the Units shall be deemed to give the Participant a right to remain an Employee, Director or Consultant of the Company or any Affiliate. The Company reserves the right to terminate the employment or service of the Participant at any time, with or without cause, and for any reason, subject to applicable laws, the Company’s Articles of Incorporation and Bylaws and the Participant’s written employment or consulting agreement (or similar agreement) (if any), and the Participant shall be deemed irrevocably to have waived any claim to damages or specific performance for breach of contract or dismissal, compensation for loss of office, tort or otherwise with respect to the Plan, this Award, Units or any other outstanding Award that is forfeited and/or is terminated by its terms or to any future Award.

10.Rights as a Shareholder.

The Participant shall have no rights as a shareholder with respect to any shares of Common Stock which may be issued in settlement of this Award until the date of the issuance of such share of Common Stock under this Award Agreement (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, Dividend Equivalents, distributions or other rights for which the record date is prior to the date such certificate is issued, except as provided in Section 8.

11.Miscellaneous Provisions.

11.1 Amendment. The Committee may amend this Award Agreement at any time; provided, however, that no such amendment may adversely affect the Participant’s rights under this Award Agreement without the consent of the Participant, except to the extent such amendment is necessary to comply with applicable law, including, but not limited to, Code Section 409A. No amendment or addition to this Award Agreement shall be effective unless in writing and signed by the parties to this Award Agreement.

11.2 Nontransferability of the Award. Prior to the issuance of shares of Common Stock on the applicable Settlement Date, no right or interest of the Participant in the Award nor any shares of Common Stock issuable on settlement of the Award shall be in any manner pledged, encumbered, or hypothecated to or in favor of any party other than the Company or shall become subject to any lien, obligation, or liability of such Participant to any other party other than the Company. Except as otherwise provided by the Committee, no Award shall be assigned, transferred or otherwise disposed of other than by will or the laws of descent and distribution. All rights with respect to the Award shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s guardian or legal representative.

11.3 Further Instruments. The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Award Agreement.

11.4 Binding Effect. This Award Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer set forth herein, be binding upon the Participant and the Participant’s heirs, executors, administrators, successors and assigns.

11.5 Notices. Any notice required to be given or delivered to the Company under the terms of this Award Agreement shall be in writing and addressed to the Company at its principal corporate offices. Any notice required to be given or delivered to the Participant shall be in writing and addressed to the Participant at the address maintained for the Participant in the Company’s records or at the address of the local office of the Company or Affiliate at which the Participant works.

11.6 Construction of Award Agreement. The Grant Notice, this Award Agreement, and the Units evidenced hereby (i) are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan, the provisions of which are hereby made a part of Participant’s Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan, and (ii) constitute the entire agreement between the Participant and the Company on the subject matter hereof and supersede all proposals, written or oral, and all other communications between the parties related to the subject matter. In the event of any conflict between the provisions of Participant’s Award and those of the Plan, the provisions of the Plan shall control. The headings of the Sections in this Award Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Award Agreement or to affect the meaning of this Award Agreement.

11.7 Governing Law. The interpretation, performance and enforcement of this Award Agreement shall be governed by the laws of the State of California, U.S.A. without regard to the conflict-of-laws rules thereof or of any other jurisdiction.

11.8 Section 409A.

(a) Compliance with Code Section 409A. It is intended that the Performance Share Units granted hereunder be exempt from or comply with the requirements of Code Section 409A, so that none of the Units, or the resulting shares of Common Stock or compensation, if any, shall be subject to the additional tax imposed by Section 409A. The vesting and settlement of such Units are intended to qualify for the “short-term deferral” exemption from Code Section 409A. Each installment of Units that vests is intended to constitute a “separate payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2). As such, each eligible Vested Unit shall be settled, per the terms of the Plan, the Grant Notice and this Award Agreement, within the short-term deferral period, as defined in Code Section 409A, the applicable Treasury Regulations and related guidance issued thereunder. Notwithstanding any other provision of the Plan, this Award Agreement, the Grant Notice or the Plan:
(i) The Plan, this Award Agreement and the Grant Notice shall be interpreted in accordance with, and incorporate the terms and conditions required by, Code Section 409A and any Department of Treasury regulations and other applicable guidance issued thereunder (including any regulations or guidance that may be issued after the date hereof), and any ambiguities herein shall be interpreted to so comply.
(ii) The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Award Agreement to ensure that the Units qualify for exemption from, comply with or otherwise avoid the imposition of any additional tax or income recognition under Code Section 409A; provided, however, that the Company makes no representations that the Units will be exempt from Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to the Units.
(b) Separation from Service; Required Delay in Payment to Specified Employee. Notwithstanding anything set forth herein to the contrary, no amount payable pursuant to this Award Agreement on account of the Participant’s Termination of Continuous Service which constitutes a “deferral of compensation” within the meaning of Code Section 409A shall be paid unless and until the Participant has incurred a “separation from service” within the meaning of Code Section 409A. Furthermore, to the extent that the Participant is a “Specified Employee” within the meaning of Code Section 409A as of the date of the Participant’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of the Participant’s separation from service that would result in the imposition of additional tax under Code Section 409A if issued to Participant on or within the six (6) month period following Participant’s separation from service shall be paid to the Participant before the date (the “Delayed Payment Date”) which is the first day of the seventh month after the date of the Participant’s separation from service or, if earlier, ten (10) days following the date of the Participant’s death following such separation from service. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

11.9 Restrictions on Contracts and Payments for Insured Depository Institutions in Troubled Status. The parties acknowledge and agree that while the restrictions contained in the Federal Deposit Insurance Act, Section 18(k) [12 U.S.C. §1828(k)], relating to contracts for and payment of executive compensation and benefits by insured depository institutions in “troubled” condition, do not currently apply to the Company or the Participant, such provisions could apply in the future. In the event that any such restrictions or any contractual arrangement with or required by a regulatory authority require the Company to seek or demand repayment or return of any payments made to the Participant under this Award Agreement and the Plan for any reason, the Participant agrees to repay to the Company the aggregate amount of such payments no later than thirty (30) days following the Participant’s receipt of a written notice from the Company indicating that payments received by the Participant under this Award Agreement and the Plan are subject to recapture or clawback.

11.10 Administration. The Committee shall have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee or the Board in good faith shall be final and binding upon the Participant, the Company and all other interested persons. No member of the Committee or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Award Agreement or the Units.
11.11 Counterparts. The Grant Notice may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.12 Severability. If any provision of this Award Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Award Agreement shall be deemed valid and enforceable to the full extent possible.

APPENDIX A

ILLUSTRATION OF RELATIVE RETURN FACTOR AND RESULTING NUMBER OF VESTED UNITS

Percentage Point Difference of Company TSR Over/Under Benchmark Index Total Return	Relative Return Factor	Vested Units (Per 1,000 Target Units)
25 and Over	150%	1,500
20	140%	1,400
15	130%	1,300
10	120%	1,200
9	118%	1,180
8	116%	1,160
7	114%	1,140
6	112%	1,120
5	110%	1,010
4	108%	1,080
3	106%	1,060
2	104%	1,040
1	102%	1,020
0	100%	1,000
-1	98%	980
-2	96%	960
-3	94%	940
-4	92%	920
-5	90%	900
-6	88%	880
-7	86%	860
-8	84%	840
-9	82%	820
-10	80%	800
-15	70%	700
-20	60%	600
-25	50%	500
-25 and less	0%	0

APPENDIX A (CONTINUED)

ILLUSTRATIONS OF CALCULATION OF VESTED UNITS
PER 1,000 TARGET UNITS

Company Total Shareholder Return Exceeds Benchmark Index Total Return

Assumptions:

Target Number of Units		1,000
Target Number of Units		1000
TCBK:
Average Per Share Closing Price (beginning)		$25.00
Average Per Share Closing Price (ending)		$30.00

KBW Regional Banking Index:
Average Closing Index Value (beginning)		$80.00
Average Closing Index Value (ending)		$90.00

Computations:

Company Total Shareholder Return	((30.00 / 25.00) - 1) x 100	20.0%

Benchmark Index Total Return	((90.00 / 80.00) - 1) x 100	12.5%

Relative Return Factor	100 + (2.0 x (20.0 – 12.5))	115.0%

Vested Units	1,000 x 115.0%	1,150

APPENDIX A (CONTINUED)

ILLUSTRATIONS OF CALCULATION OF VESTED UNITS
PER 1,000 TARGET UNITS

Company Total Shareholder Return Is Less Than Benchmark Index Total Return

Assumptions:

Target Number of Units		1,000
Target Number of Units		1000
TCBK:
Average Per Share Closing Price (beginning)		$25.00
Average Per Share Closing Price (ending)		$30.00

KBW Regional Banking Index:
Average Closing Index Value (beginning)		$80.00
Average Closing Index Value (ending)		$100.00

Computations:

Company Total Shareholder Return	((30.00 / 25.00) - 1) x 100	20.0%

Benchmark Index Total Return	((100.00 / 80.00) - 1) x 100	25.0%

Relative Return Factor	100 + (2.0 x (20.0 – 25.0))	90.0%

Vested Units	1,000 x 90.0%	900